Exhibit 99.1

      I.C. Isaacs Reports Second Quarter 2006 Financial Results;
         Operating Results for 2Q06 In-Line with Expectations;
                Company Reiterates Prior FY06 Guidance

    NEW YORK--(BUSINESS WIRE)--Aug. 2, 2006--I.C. Isaacs & Company, Inc. (OTCBB:ISAC), designer and marketer of the Marithe & Francois Girbaud brand of casual denim and sportswear, today reported second quarter 2006 results.
    For the three months ended June 30, 2006, the Company reported that net sales increased 10.5% to $24.0 million, compared to $21.7 million in the second quarter of 2005. Gross profit increased 10.5% to $9.8 million, compared to $8.8 million in the prior year's period. These increases in sales and gross profit are the direct result of the Company's strategy to improve its product, distribution and branding. The Company noted that its order backlog as of June 30, 2006 was approximately $26.9 million, up 25% from June 30, 2005.
    Diluted earnings per share for the second quarter were $0.18, which includes $622,000 of non-cash option expenses and $332,000 of non-cash income tax benefit. Excluding these items, which is consistent with guidance and the year-ago period's results, the Company would have reported $0.21 per diluted share, or a growth rate of 40% versus the year-ago level of $0.15 per diluted share.
    Peter Rizzo, Chairman and Chief Executive Officer commented, "We are proud of our accomplishments in the second quarter, the first full quarter which shows the benefits of our turnaround. Our sales increased, we continued to show improvement to our gross profit and we created additional efficiencies in our expense structure."
    Mr. Rizzo concluded, "I.C. Isaacs has entered a new phase of growth. As we go forward, we believe we will continue to see improvement to our operational performance and financial position. Our business has clearly strengthened, the product lines are solid, and our management and operations are performing well. We are very happy with the current makeup of our distribution and are looking to selectively add new doors and accounts to build on our momentum. Our business is on very firm footing and we have set the stage for growth in the back half of the fiscal year."
    For the 2006 fiscal year, the Company expects to realize diluted earnings per share of $0.76 to $0.79, which is approximately 25-30% over last year's operating results of $0.61 per diluted share. This guidance does not include the expected impact of the adoption of FASB 123R, which is anticipated to be approximately $0.08 per diluted share for the full fiscal year. As a reminder, fiscal 2005 diluted earnings per share were reported at $0.48, due to a one-time charge of $0.13 per diluted share related to the settlement of arbitration proceedings commenced against it by a former executive.
    The Company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. A live webcast of the conference call will be available at www.viavid.net. Please visit the Web site at least 15 minutes early to register for the teleconference webcast and download any necessary software.

    About I.C. Isaacs & Company

    I.C. Isaacs & Company, Inc. is a designer and marketer of branded casual denim and sportswear based in New York and Baltimore. The Company offers full lines of casual denim and sportswear for men and women under the Marithe & Francois Girbaud brand in the United States and Puerto Rico.
    This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief, or current expectations of I.C. Isaacs and its management with respect to expenses and expected financial results of the Company for the year 2006, including, without limitation, statements regarding the Company's expectations with respect to the economic environment in 2006 and belief in the strength and future of the Girbaud brand. Such statements are subject to a variety of risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from those contemplated in such forward-looking statements, including, but not limited to, (i) changes in the marketplace for the Company's products, including customers' taste, (ii) the introduction of new products or pricing changes by the Company's competitors, (iii) changes in the economy, (iv) termination of one or more of its agreements for the use of the Girbaud brand names and images, (v) the risk that the Company's sales estimate will differ from actual orders and the Company will order too much or too little inventory, (vi) the effect the restructuring of the women's line will have on future income, and (vii) the result of improved operating procedures will have on the order backlog. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

    (Financial tables to follow)


                      I.C. Isaacs & Company, Inc.
           Consolidated Statements of Operations (Unaudited)
                 (000's omitted except per share data)

                                        Three Months       Six Months
                                            Ended            Ended
                                           June 30,         June 30,
                                      --------------------------------
                                         2006    2005    2006    2005
                                      --------------------------------

Net sales                             $24,041 $21,749 $45,304 $45,451
Cost of sales                          14,270  12,907  26,467  26,658
                                      --------------------------------

Gross profit                            9,771   8,842  18,837  18,793
                                      --------------------------------

Operating Expenses
  Selling                               2,599   2,691   5,293   5,690
  License fees                          1,581   1,235   2,959   2,723
  Distribution and shipping               618     580   1,230   1,130
  General and administrative            2,800   2,136   4,838   4,385
                                      --------------------------------

Total operating expenses                7,598   6,642  14,320  13,928
                                      --------------------------------

Operating income                        2,173   2,200   4,517   4,865
                                      --------------------------------

Other income (expense)
  Interest, net of interest income        (98)   (140)   (180)   (250)
  Other, net                               (2)     --       4      --
                                      --------------------------------

Total other income (expense)             (100)   (140)   (176)   (250)
                                      --------------------------------

Income before income taxes              2,073   2,060   4,341   4,615
 Income tax benefit (expense)             272     (41)    549     (92)
                                      --------------------------------
Net income                            $ 2,345 $ 2,019 $ 4,890 $ 4,523
                                      --------------------------------


Basic income per share                $  0.20 $  0.17 $  0.41 $  0.39
Basic weighted average shares
 outstanding                           11,996  11,713  11,996  11,682
Diluted income per share              $  0.18 $  0.15 $  0.39 $  0.34
Diluted weighted average shares
 outstanding                           12,689  13,407  12,669  13,407


                      I.C. Isaacs & Company, Inc.
                      Consolidated Balance Sheets
                 (000's omitted except per share data)


                                                    June 30,  Dec. 31,
                                                      2006      2005
                                                  --------------------
                                                  (Unaudited)(Audited)
Assets
Current
  Cash, including temporary investments of $76 and
   $561                                              $   450  $   943
  Accounts receivable, less allowance for doubtful
   accounts of $693 and $700                          19,598   14,829
  Inventories                                         11,053    5,287
  Deferred tax asset                                   3,167    2,517
  Prepaid expenses and other                             510      404
                                                  --------------------

    Total current assets                              34,778   23,980
Property, plant and equipment, at cost, less
 accumulated depreciation and amortization             2,700    2,839
Other assets                                             312      323
                                                  --------------------
                                                     $37,790  $27,142
                                                  ====================
Liabilities And Stockholders' Equity
Current
  Checks issued against future deposits              $    --  $   447
  Revolving line of credit                             6,346       --
  Current maturities of long-term debt                 2,565    2,893
  Accounts payable                                     4,027    2,064
  Accrued expenses and other current liabilities       3,499    5,492
                                                  --------------------
    Total current liabilities                         16,437   10,896
                                                  --------------------

Long-term debt                                           948    1,726

Minimum pension liability                              1,598    1,377

Commitments and Contingencies

Stockholders' Equity
  Preferred stock; $.0001 par value; 5,000 shares
   authorized, none outstanding                           --       --
  Common stock; $.0001 par value; 50,000 shares
   authorized, 13,173 shares issued; 11,996 shares
   outstanding                                             1        1
  Additional paid-in capital                          45,069   44,295
  Accumulated deficit                                (18,324) (23,214)
  Accumulated other comprehensive income              (5,616)  (5,616)
  Treasury stock, at cost (1,177 shares)              (2,323)  (2,323)
                                                  --------------------
    Total stockholders' equity                        18,807   13,143
                                                  --------------------
                                                     $37,790  $27,142
                                                  ====================

    CONTACT: I.C. Isaacs & Company:
             Gregg Holst
             646-459-2670
             or
             Investor Relations
             Integrated Corporate Relations
             Bill Zima/James Palczynski
             203-682-8200